UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 9, 2025

HighPeak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39464	84-3533602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 W. 3rd St., Suite 1000 Fort Worth, Texas 76102
(address of principal executive offices) (zip code)

(817) 850-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	HPK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Plan

On September 9, 2025, the Strategic Alternatives Committee of the board of directors (the “Board”) of HighPeak Energy, Inc. (the “Company”) formally approved and adopted the HighPeak Energy, Inc. Change in Control Plan and Summary Plan Description (the “Plan”), effective September 9, 2025 (the “Effective Date”).

The Plan was adopted to provide certain discretionary severance payments and benefits to participating employees of the Company or its direct or indirect subsidiaries (each, a “Participant”) upon a Qualifying Triggering Event (as defined below). All payments and benefits under the Plan shall be made, at the discretion of the administrator of the Plan, pursuant to the terms and conditions of the Plan and each Participant’s individual participation letter.

A “Qualifying Triggering Event” is generally defined as (A) a termination of a Participant’s employment or service relationship during the 90-day period ending on the consummation of the Change in Control (the “Closing Date”) (i) by the Company without Cause or (ii) due to such Participant’s death or Disability, (B) a termination of a Participant’s employment or service relationship on or after a Change in Control (i) by the Company without Cause, (ii) due to such Participant’s death or Disability, or (iii) due to a resignation by the Participant for Good Reason, or (C) the date that is six months following the Closing Date, provided, in each case under Clauses (A), (B), and (C) that the Participant is continuously employed by the Company (or any successor of the Company surviving the applicable Change in Control) from the Effective Date through such termination date or date that is six months following the Closing Date, as applicable.

Upon a Qualifying Triggering Event, the maximum benefit a Participant may be entitled to receive is a payment in an amount, less applicable taxes, deduction, and withholdings, up to three times the sum of (i) the highest base salary paid to such Participant during any of (x) the three calendar years immediately preceding the calendar year in which the Closing Date occurs or (y) the portion of the calendar year in which the Closing Date occurs, beginning on January 1 and ending on the date that is 90 days prior to the Closing Date, and (ii) the highest single cash incentive bonus paid to such Participant with respect to any of (x) the three complete calendar years immediately preceding the calendar year in which the Closing Date occurs or (y) the portion of the calendar year in which the Closing Date occurs, beginning on January 1 and ending on the date that is 90 days prior to the Closing Date, provided, that any amount pursuant to subclause (y) shall be determined on an annualized basis. Benefits under the Plan are wholly discretionary and, therefore, may be $0.

Payment of any benefits under the Plan shall be subject to the Participant’s execution and nonrevocation of a release of all claims in a form acceptable to the Company and, at the discretion of the administrator of the Plan, may be further conditioned upon the execution of and continued adherence to certain restrictive covenants. The foregoing description of the Plan is only a summary and is qualified in its entirety by the Plan, a copy of which is filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	HighPeak Energy, Inc. Change in Control Plan and Summary Plan Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHPEAK ENERGY, INC.

Date: September 15, 2025
	By:	/s/ Steven W. Tholen
	Name:	Steven W. Tholen
	Title:	Chief Financial Officer